April 18, 1997
Contacts:

Mark L. Pulaski                                    Donald F.  Holt
Senior Executive Vice President                    Senior Vice President
Chief Financial Officer                            Corporate Controller
(717) 231-5702                                     (717) 231-5704

                KEYSTONE FINANCIAL REPORTS FIRST QUARTER GAINS

HARRISBURG,   PA,  April  18--Keystone  Financial,   Inc.,  (NASDAQ,   NM:KSTN),
Pennsylvania's fifth largest bank holding company, today reported operating results for the first quarter ended March 31, 1997.

First quarter net income increased to $17,129,000, or 46 cents per share, from $16,857,000, or 44 cents per share for the comparable period last year. For the first quarter, return on average assets was 1.34% and return on average equity was 13.91%.

Assets at the close of the first quarter were $5,189,697,000, a four percent gain from $4,966,610,000 at the end of the first quarter of 1996. Deposits grew to $4,080,080,000 from $3,990,379,000 for the corresponding period of 1996, and loans increased four percent to $3,494,457,000 from last year's $3,355,552,000.

"We are pleased with the reported quarterly performance gain. While net interest income growth was less than anticipated, fee-based incomes continued to register strong growth. Competitive market conditions and an increase in the mix of higher cost deposits moderated the increase in our net interest income, " Carl
L. Campbell, president and chief executive officer said. "We are confident that the strategies we are pursuing will improve our future performance, and build shareholder value," he concluded.

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Keystone   Financial  has  six  member  banks  --  American  Trust  Bank,  N.A.,
Cumberland, MD; Frankford Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA -- which together operate 145 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized financial services including Martindale Andres & Co., (asset management firm), West Conshohocken, PA; Keystone Dealer Finance Center, Williamsport, PA, and KeyCall Phone Banking Center, Cumberland, MD.

The previously announced acquisitions of Financial Trust, a bank holding company headquartered in Carlisle, PA, with approximately $1.2 billion in assets and 48 community offices in seven counties in Pennsylvania and Maryland, and First Financial of Western Maryland, a thrift holding company headquartered in Cumberland, MD with approximately $345 million in assets, are scheduled for completion during the second quarter.

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